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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of
                         the Securities Act of 1934


     Date of Report (Date of earliest event reported) September 9, 1998



                            CALUMET BANCORP, INC.
           (Exact name of registrant as specified in its charter)


                        ____________________________

          Delaware                 0-19829                36-3785272
(State or other jurisdiction     (Commission             (I.R.S. Employee
of incorporation)                File Number)            Identification No.)


1350 E. Sibley Boulevard                                       60419
Dolton, Illinois                                            (Zip Code)


      Registrant's telephone number, including area code (708) 841-9010



                               Not Applicable
         (Former name or former address, if changes since last year)




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                                  SIGNATURE

     Pursuant to the requirements of he Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CALUMET BANCORP, INC.
                                            ----------------------
                                            (Registrant)


Date:  September 17, 1998

                                            /s/ John Garlanger
                                            ----------------------
                                            John Garlanger





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Item 5  Other Events

     On September 9, 1998, the Registrant's Board of Directors unanimously approved an Agreement and Plan of Merger by and among the Registrant, FBOP
Corporation and FBOP Acquisition Corp. (the "Merger Agreement").  FBOP
Corporation is a closely held bank holding company headquartered in Oak Park, Illinois. As of June 30, 1998 FBOP Corporation reported total assets of $3.3 billion and total deposits of $2.7 billion.

     Under the terms of the merger FBOP Acquisition Corp., a wholly owned subsidiary of FBOP Corporation will acquire for cash all of the outstanding stock of Registrant for a purchase price of approximately $111.6 million less
Registrant's merger related expenses, or $32.00 per fully diluted share.

     The transaction is expected to be completed during the first quarter of 1999 and is subject to the approval of the regulatory agencies and the Registrant's shareholders to the satisfaction of certain normal contractual closing conditions under the Merger Agreement.




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                                EXHIBIT TABLE

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

DESCRIPTION                                           EXHIBIT NO.
-----------                                           -----------
Agreement and Plan of Merger
among Calumet Bancorp, Inc.,
FBOP Corporation and
FBOP Acquisition Corp. dated
as of September 9, 1998                                    1

Press Release Issued September 9, 1998                     2